EXHIBIT 99.2

PLATFORM SPECIALTY PRODUCTS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Includes Predecessor and Successor data

(in millions)	2011	2012	2013
Net income (loss)		$46.0	$(181.0)

Adjustments to reconcile to net income (loss):
Income tax expense (benefit)		24.6	7.1
Interest expense		49.7	51.8
Depreciation and amortization expense		42.2	45.6	(1)
Unrealized gain on foreign currency denominated debt		(5.7)	(1.1)	(2)
Equity based compensation expense		0.2	9.3	(3)
Restructuring and related expenses		1.2	8.0	(4)
Non-cash charges related to preferred dividend rights		--	172.0	(5)
Predecessor loss on extinguishment of debt		--	18.8
Manufacturer's profit in inventory (purchase accounting)		--	23.9	(6)
Predecessor Acquisition Costs		--	19.4	(7)
Successor Acquisition costs		--	12.7	(8)
Other expense (income)		4.2	(6.4)	(9)
		--	--
Adjusted EBITDA		$162.4	$180.1

Adjusted EBITDA		$162.4	$180.1

Gross Capital Expenditures		13.4	10.8

Change in Net Working Capital		1.5	0.1

Free Cash Flow (FCF)		$147.5	$169.2
Cash Conversion		0.9	0.9

Accounts Receivable, Net	134.6	139.0	140.5
Inventories	75.2	76.1	77.7
Prepaid Expenses	12.0	10.9	11.0
Accounts Payable	(49.5)	(53.4)	(56.2)
Accrued Expenses	(37.4)	(36.1)	(36.4)

Net Working Capital	135.0	136.5	136.6

2013 Footnotes:
(1) Includes $31.3m in 2013 and $27.1m in 2012 for amortization expense that is added back in the "As Adjusted" Income Statement.
(2) Predecessor adjustment to other income for non-cash gain on foreign denominated debt.
(3) Predecessor stock compensation and long term incentive plan expense included in operating expenses.
(4) Includes restructuring expenses of $4.4m and $3.1m of reorganization costs adjusted out of operating expenses and $0.3m of reorganization costs adjusted out of cost of sales.
(5) Non-cash charge related to preferred stock dividend rights adjusted out of operating expenses.
(6) Manufacturer's profit in inventory purchase accounting adjustment associated with the Acquisition. Adjusted out of Cost of Sales.
(7) Predecessor transaction costs associated with the Acquisition. Adjusted out of operating expenses.
(8) Transaction costs associated with the Acquisition. Adjusted out of operating expenses.
(9) Primarily the reversal of one-time gain associated with retirement plan curtailment executed in conjunction with the Acquisition.